As filed with the Securities and Exchange Commission on October 28, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EQUITY COMMONWEALTH

(Exact name of registrant as specified in its charter)

Maryland	04-6558834
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Two North Riverside Plaza, Suite 600 Chicago, IL	60606
(Address of principal executive offices)	(Zip code)

Equity Commonwealth 2012 Equity Compensation Plan

(Full title of the Plan)

David A. Helfand

President and Chief Executive Officer

Equity Commonwealth

Two North Riverside Plaza

Suite 600

Chicago, IL 60606

(Name and address of agent for service)

(312) 646-2800

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Shares of Beneficial Interest, par value $0.01 per share	2,829,533	$26.00	$73,567,858	$8,548.59

(1)         Represents 2,829,533 of the common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), of Equity Commonwealth (the “Company”), remaining available for issuance under the CommonWealth REIT 2012 Equity Compensation Plan, as amended and renamed the Equity Commonwealth 2012 Equity Compensation Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminate number of Common Shares to be offered or sold pursuant to the Plan and shares that may become issuable under the Plan to prevent dilution resulting from any stock dividend, stock split, recapitalization or similar transaction.

(2)         Pursuant to Rule 457(c) and (h) under the Securities Act, the registration fee has been calculated on the basis of $26.00 per Common Share, which is the average of the high and low sales prices of the registrant’s Common Shares on October 27, 2014, as reported by the New York Stock Exchange.

EXPLANATORY NOTE

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to the persons participating in the Plan, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (“SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been previously filed with the SEC, are incorporated by reference in this registration statement:

a.              the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on February 28, 2014, as amended by Amendment No. 1 filed with the SEC on April 30, 2014;

b.              the Company’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2014, filed with the SEC on May 8, 2014, and for the quarterly period ended June 30, 2014, filed with the SEC on August 7, 2014;

c.               the Company’s Current Reports on Forms 8-K and 8-K/A filed with the SEC on January 9, 2014, January 31, 2014, February 20, 2014, March 10, 2014, March 24, 2014, March 26, 2014, March 31, 2014, April 14, 2014, May 5, 2014, May 12, 2014, May 15, 2014, May 27, 2014, June 3, 2014, June 10, 2014, June 12, 2014, June 17, 2014, June 18, 2014, July 9, 2014, July 15, 2014, July 23, 2014, August 1, 2014, September 8, 2014, September 30, 2014 and October 1, 2014; and

d.              The description of our Common Shares included in our registration statement on Form 8-A filed with the SEC on November 8, 1986 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and including any additional amendment or report filed for the purpose of updating such description.

The Company also incorporates by reference into this registration statement additional documents that it may file with the SEC under Section 13(a), 13(c), 14 and 15(d) of the Exchange Act from the date of this registration statement until the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, except that the Company is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K or any other document or information deemed to have been furnished and not filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or superseded such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Maryland statute governing a real estate investment trust, or REIT, formed under the laws of Maryland, or the Maryland REIT law, permits a Maryland REIT to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for (a) liability resulting from actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established in a judgment or other final adjudication as being material to the cause of action. Our declaration of trust contains such a provision that allows us to eliminate the liability of our trustees and officers to the maximum extent permitted by Maryland law.

The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that:

•                  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged to be liable to the corporation nor may a director be indemnified in circumstances in which the director is found liable for an improper personal benefit, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•                  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•                  a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our declaration of trust and bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay, reimburse or advance reasonable expenses to:

•                  any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•                  any individual who, while a trustee or officer of our company and at our request, serves or has served as a trustee, officer or partner of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our declaration of trust and bylaws also permit us, with the approval of our board of trustees, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Our bylaws specify that any indemnification or payment or reimbursement of the expenses as described above will be made in accordance with the procedures provided by the MGCL for directors of Maryland corporations.

Item 8. Exhibits.

Exhibit No.	Description
4.1

Articles of Amendment and Restatement of Declaration of Trust of the Company, dated July 1, 1994, as amended to date (incorporated by reference to the Company’s Current Report on Form 8-K dated July 31, 2014)

4.2	Second Amended and Restated Bylaws of the Company, adopted July 31, 2014 (incorporated by reference to the Company’s Current Report on Form 8-K dated July 31, 2014)

4.3	Form of Common Share Certificate (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2014, filed with the SEC on August 7, 2014)

5.1	Opinion of Hogan Lovells US LLP regarding the validity of the Common Shares registered hereby

10.1	CommonWealth REIT 2012 Equity Compensation Plan (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 11, 2012)

10.2	Amendment No. 1 to CommonWealth REIT 2012 Equity Compensation Plan, renamed as the Equity Commonwealth 2012 Equity Compensation Plan

23.1	Consent of Ernst & Young LLP

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

Item 9. Undertakings.

(a)                                 The registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)                                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on this 28th day of October, 2014.

EQUITY COMMONWEALTH
By:	/s/ David A. Helfand
David A. Helfand
President and Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints David A. Helfand and Orrin S. Shifrin, and each of them, as his or her true and lawful attorney-in-fact and agent, with power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any amendments to this registration statement, and to file the same, with all exhibits and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on this 28th day of October, 2014:

Signature	Title

/s/ David A. Helfand	President, Chief Executive Officer and Trustee
David A. Helfand	(Principal Executive Officer)

/s/ Adam S. Markman	Executive Vice President, Chief Financial Officer and Treasurer
Adam S. Markman	(Principal Financial Officer)

/s/ Jeffrey D. Brown	Chief Accounting Officer
Jeffrey D. Brown	(Principal Accounting Officer)

/s/ Sam Zell	Chairman of the Board of Trustees
Sam Zell

/s/ James S. Corl	Trustee
James S. Corl

/s/ Martin L. Edelman	Trustee
Martin L. Edelman

/s/ Edward A. Glickman	Trustee
Edward A. Glickman

/s/ Peter Linneman	Trustee
Peter Linneman

/s/ James L. Lozier, Jr.	Trustee
James L. Lozier, Jr.

/s/ Mary Jane Robertson	Trustee
Mary Jane Robertson

/s/ Kenneth Shea	Trustee
Kenneth Shea

/s/ Gerald A. Spector	Trustee
Gerald A. Spector

/s/ James A. Star	Trustee
James A. Star

EXHIBIT INDEX

Exhibit No.	Description
4.1

Articles of Amendment and Restatement of Declaration of Trust of the Company, dated July 1, 1994, as amended to date (incorporated by reference to the Company’s Current Report on Form 8-K dated July 31, 2014)

4.2	Second Amended and Restated Bylaws of the Company, adopted July 31, 2014 (incorporated by reference to the Company’s Current Report on Form 8-K dated July 31, 2014)

4.3	Form of Common Share Certificate (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2014, filed with the SEC on August 7, 2014)

5.1	Opinion of Hogan Lovells US LLP regarding the validity of the Common Shares registered hereby

10.1	CommonWealth REIT 2012 Equity Compensation Plan (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 11, 2012)

10.2	Amendment No. 1 to CommonWealth REIT 2012 Equity Compensation Plan, renamed as the Equity Commonwealth 2012 Equity Compensation Plan

23.1	Consent of Ernst & Young LLP

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)